700 LOUISIANA STREET	FAX: 713 225-6475
SUITE 4300	TELEPHONE: 713 570-3200
HOUSTON, TEXAS 77002

PRESS RELEASE

Pioneer Announces 2004 Third Quarter Results

     Houston, Texas (November 1, 2004) — Pioneer Companies, Inc. [OTC: PONR] today reported net income of $3.9 million, or $0.38 per diluted share, on revenues of $105.0 million for the three months ended September 30, 2004, as compared to net income of $2.0 million, or $0.19 per diluted share, on revenues of $100.0 million in the third quarter of 2003. For the nine months ended September 30, 2004, Pioneer’s net loss was $5.8 million, or $0.58 per diluted share, on revenues of $292.1 million, as compared to net income of $23.4 million, or $2.31 per diluted share, on revenues of $285.3 million for the nine months ended September 30, 2003.

     During the quarter ended September 30, 2004, Pioneer’s chlor-alkali plants operated at 97% of capacity, and Pioneer’s average ECU netback during the quarter was $409, $17 higher than its average of $392 during the 2003 quarter. For the nine months ended September 30, 2004, the average ECU netback was $366, compared to an average of $387 for the year-earlier period. Revenues were only slightly higher for three- and nine-month periods ended September 30, 2004, as compared to the comparable periods in 2003. For the third quarter of 2004 and the year-to-date, Pioneer’s sales volumes were greater than during the comparable 2003 periods.

     Cost of sales – product increased by $3.9 million in the three months ended September 30, 2004, as compared to the same period in the prior year. Higher production levels resulted in increased expenditures for salt, power and freight of $3.2 million and Pioneer’s purchase-for-resale costs were $1.7 million higher, while personnel-related expenses and maintenance costs were $0.8 million and $1.4 million lower, respectively, in the third quarter of 2004 than in the same quarter of 2003.

     Cost of sales – product increased by $9.2 million for the nine months ended September 30, 2004, as compared to the same period in the prior year. Included in the increased costs were higher salt, power and freight costs of $9.5 million, as well as $4.3 million in additional costs for purchases for resale. Cost of sales – product in the first nine months of 2004 also included higher depreciation expense of $3.7 million that resulted primarily from a charge recorded in the first quarter of 2004 for non-productive plant assets. Off-setting a portion of the increase from the prior year was the absence of an environmental charge of $9.5 million that was recorded in the first quarter of 2003.

     Selling, general and administrative expenses in the 2004 third quarter were $0.6 million lower than in the third quarter of 2003, with lower personnel-related expenses of $0.8 million being partially offset by higher consulting fees and expenses of $0.5 million. The personnel-related savings and the consulting fees and expenses were related to Project STAR, an organizational efficiency project that Pioneer initiated during the first quarter of 2004. Selling, general and administrative expenses increased by $0.3 million for the nine months ended September 30, 2004, as compared to the nine months ended September 30, 2003, primarily due to $3.8 million of consulting fees and expenses related to Project STAR, partially offset by decreases of $2.0 million in bad debt expense and $0.6 million in personnel-related expenses for the 2004 period.

     Included in other items for the nine-month period ended September 30, 2004, was a charge of $3.2 million that Pioneer recorded during the second quarter for employee severance and benefits costs related to the implementation of Project STAR.

     Michael Y. McGovern, Pioneer’s President and Chief Executive Officer, stated, “We are beginning to realize the benefits of the chlorine and caustic soda price increases that we have announced this year. The industry is currently operating at or near capacity rates and industry observers indicate that the outlook for demand is positive for the balance of 2004 and into 2005.”

     Significant charges and credits that are not specifically related to plant operating and maintenance activities and administrative costs and that affect the comparability of operating income between the nine months ended September 30, 2004, and the nine months ended September 30, 2003, are as follows (amounts in millions):

	Nine Months Ended
	September 30,
	2004	2003
Operating income	$7.3	$39.5
Charges (Credits)
Cost of sales — products	$3.4	$9.5
Cost of sales — derivatives	—	21.0
Change in fair value of derivatives	—	(87.3)
Asset impairment	—	40.8

     For the nine-month periods, charges and credits noted above are detailed as follows:

•	During the first nine months of 2004 depreciation expense of $3.4 million, included in cost of sales – product, related to a first-quarter charge with respect to non-productive assets at Pioneer’s Tacoma chlor-alkali facility. During the nine months ended September 30, 2003, cost of sales – product included a first-quarter charge of $9.5 million in Pioneer’s reserves for environmental remediation liabilities, based on an analysis of environmental conditions at all of Pioneer’s properties.

•	During the first quarter of 2003 all of the conditions were satisfied with respect to the settlement of a dispute regarding the supply of power to Pioneer’s Henderson facility. As a result of the settlement with the Colorado River Commission (“CRC”), Pioneer was released from all claims for liability with respect to the related electricity derivatives agreements, and CRC retained all amounts it had received related to the derivatives agreements. Consequently, during the nine months ended September 30, 2003, the receivable of $21.0 million that Pioneer had recorded related to estimated net proceeds from matured derivatives was reversed, and the net liability of $87.3 million that had been recorded for the net mark-to-market loss on outstanding derivative positions was also reversed.

•	In connection with the settlement of the dispute with CRC, Pioneer entered into a new power agreement effective as of January 1, 2003. The market rates under the new agreement are expected to remain at levels higher than the rates under the long-term hydropower contracts that were assigned as part of the settlement. Based on an analysis of the effect of the higher power costs on the value of the

Henderson facility, Pioneer recorded an impairment charge of $40.8 million during the first nine months of 2003.

     There were no other significant charges and credits, not specifically related to plant operating and maintenance activities, during the third quarters in 2004 and 2003 that affect the comparability of operating income between those periods.

     Pioneer’s net income is affected by the remeasurement of Canadian dollar-denominated account balances in U.S. dollars for financial reporting purposes. In the third quarter of 2004, Pioneer reported as other expense $1.8 million of currency exchange loss, compared to $0.1 million of other expense from currency exchange loss in the third quarter of 2003. For the nine months ended September 30, 2004, Pioneer reported as other expense a currency exchange loss of $1.1 million, while a currency exchange loss of $4.5 million was recognized for the year-earlier period.

     At September 30, 2004, Pioneer had liquidity of $21.0 million, which included cash of $3.3 million and available borrowings under Pioneer’s revolving credit facility of $17.7 million, net of letters of credit outstanding on that date.

     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America.

     Pioneer has filed its quarterly report on Form 10-Q for the quarter ended September 30, 2004, and has posted it to its Internet web site, so it is readily accessible. Other information and press releases of Pioneer Companies, Inc. can also be obtained from its Internet web site at www.piona.com.

     Pioneer will conduct a teleconference on Thursday, November 4, 2004, at 9:00 a.m. Central time in order to discuss its financial results for the third quarter of 2004. Individuals who are interested in listening to the teleconference may call (800) 670-3545 at that time and request to listen to the Pioneer earnings teleconference. A replay of this teleconference will be available from 11:00 a.m. (Central time) on November 4, 2004, until 11:00 a.m. on November 6, 2004, by dialing (800) 633-8284 reservation number 21212847.

     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, Pioneer’s high financial leverage, global political and economic conditions, the demand and prices for Pioneer’s products, Pioneer and industry production volumes, competitive prices, the cyclical nature of the markets for many of Pioneer’s products and raw materials, the effect of Pioneer’s results of operations on its debt agreements, the effects of Pioneer’s organizational efficiency project and other risks and uncertainties described in Pioneer’s filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.

Contact: Gary Pittman (713) 570-3200

PIONEER COMPANIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues	$104,979	$100,001	$292,077	$285,348
Cost of sales – product	(90,300)	(86,351)	(260,928)	(251,714)
Cost of sales – derivatives	—	—	—	(20,999)

Total cost of sales	(90,300)	(86,351)	(260,928)	(272,713)

Gross profit	14,679	13,650	31,149	12,635
Selling, general and administrative expenses	(5,424)	(5,992)	(20,381)	(20,040)
Change in fair value of derivatives	—	—	—	87,271
Asset impairment	—	—	—	(40,818)
Other items	(97)	24	(3,440)	446

Operating income	9,158	7,682	7,328	39,494
Interest expense, net	(4,578)	(4,582)	(13,781)	(14,185)
Other expense, net	(1,848)	(90)	(1,113)	(4,534)

Income (loss) before income taxes	2,732	3,010	(7,566)	20,775
Income tax benefit (expense)	1,185	(1,057)	1,789	2,602

Net income (loss)	$3,917	$1,953	$(5,777)	$23,377

Net income (loss) per share:
Basic	$0.39	$0.20	$(0.58)	$2.34
Diluted	$0.38	$0.19	$(0.58)	$2.31
Weighted average number of shares outstanding:
Basic	10,038	10,003	10,032	10,002
Diluted	10,426	10,145	10,032	10,126

PIONEER COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30,	December 31,
	2004	2003
Assets
Current assets	$69,427	$61,471
Net property, plant and equipment	175,541	189,534
Other assets, net	4,612	3,931
Excess reorganization value over the fair value of identifiable assets	84,064	84,064

Total assets	$333,644	$339,000

Liabilities and stockholders’ equity
Current liabilities	54,392	48,881
Long-term debt, less current portion	202,239	203,803
Accrued pension and other employee benefits	21,548	24,584
Other long-term liabilities	41,761	42,742
Total stockholders’ equity	13,704	18,990

Total liabilities and stockholders’ equity	$333,644	$339,000

PIONEER COMPANIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended
	September 30,
	2004	2003
Operating activities:
Net income (loss)	$(5,777)	$23,377
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	19,910	16,051
Provision for (recovery of) losses on accounts receivable	(776)	1,257
Deferred tax benefit	(1,789)	(2,603)
Derivatives – cost of sales and change in fair value	—	(66,272)
Gain from early extinguishments of debt	—	(420)
Loss on disposals of assets	258	—
Asset impairment	—	40,818
Currency exchange loss	1,180	4,536
Changes in operating assets and liabilities:
Increase in accounts receivable	(7,157)	(3,364)
Decrease in inventories, prepaid expenses and other current assets	1,813	1,818
(Increase) decrease in other assets	(728)	831
Increase (decrease) in accounts payable and accrued liabilities	14,371	(5,414)
Increase (decrease) in other long-term liabilities	(2,845)	7,120
Other	346	—

Net cash flows from operating activities	18,806	17,735

Investing activities:
Capital expenditures	(6,179)	(6,179)
Proceeds from disposal of assets	35	—

Net cash flows from investing activities	(6,144)	(6,179)

Financing activities:
Net payments under revolving credit arrangements	(9,984)	(1,918)
Payments on debt	(1,629)	(8,418)
Proceeds from issuance of stock	145	7

Net cash flows from financing activities	(11,468)	(10,329)

Effect of exchange rate changes on cash	132	566

Net change in cash and cash equivalents	1,326	1,793
Cash and cash equivalents at beginning of period	1,946	2,789

Cash and cash equivalents at end of period	$3,272	$4,582